Exhibit 10.22

Confidential Treatment Requested.  Confidential portions of this document have been redacted and have been separately filed with the Commission.  *** Confidential material redacted and filed separately with the Commission.

COLLABORATION AGREEMENT

This Collaboration Agreement (the “Agreement”) is made as of December 5, 2011 (the “Effective Date”) by and between Receptos, Inc. (“Receptos”), a Delaware corporation located at 10835 Road to the Cure, Suite #205, San Diego, California 92121, USA and Ono Pharmaceutical Co., Ltd. (“ONO”), a corporation organized under the laws of Japan, having its principal place of business at 8-2, Kyutaromachi 1-chome, Chuo-ku, Osaka 541-8564, Japan.

RECITALS

A.            Receptos possesses proprietary technologies related to the expression, crystallization and structure determination of G-Protein Coupled Receptors (“GPCRs”) and associated methods and techniques for structure-based drug discovery (“Platform Technology”).

B.            ONO possesses proprietary technologies related to its pharmaceutical discovery and development program directed to *** the “Collaboration Target”).

C.            ONO desires to conduct collaborative research with Receptos using the Platform Technology to discover and develop compounds which have an activity (which may or may not be selective) as *** to the Collaboration Target ***.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

I.    CERTAIN DEFINITIONS

For purposes of this Agreement, the following definitions apply:

1.1          “Additional Target” shall have the meaning set forth in Section 3.4.

1.2          “Affiliate” means a corporation, company, partnership, joint venture or any other business entity that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the designated party, but only for so long as the relationship exists. For purposes of this definition, “Control” means ownership of shares of stock, membership units or other equity interests, having at least fifty percent (50%) of the voting power entitled to vote for the election of directors, managers or other representatives with similar authority, or such other relationship as, in fact, constitutes actual control.

1.3          “Alternative Target” shall have the meaning set forth in Section 3.3.

1.4          “Annual Update” shall have the meaning set forth in Section 6.5.

1.5          ***  shall have the meaning set forth in the Recitals.

1.6          “Cessation of Active Research” means, with respect to a Collaboration Target, the circumstance where none of ONO and its Affiliates (itself or through a bona fide commercial, research and/or development arrangement with any of its Research Partners and Licensees) with respect to Collaboration Target continues to have an active, substantial and ongoing research, development and/or commercialization program directed to such Collaboration Target.

1.7          “Cessation Notice of Active Research” means written notice of the occurrence of a Cessation of Active Research.

*** Confidential material redacted and filed separately with the Commission.

1.8          “Change in Control” means, with respect to Receptos, the closing of any of the following: (a) the sale or disposition (including by grant of exclusive license) of all or substantially all of the assets of Receptos, (b) the acquisition by a Third Party (directly or indirectly, including through participation in a group) of beneficial ownership of more than fifty percent (50%) of the outstanding shares of voting capital stock of Receptos, (c) the merger or consolidation of Receptos other than, in the case of this clause (c), an acquisition or merger or consolidation of Receptos in which holders of shares of the voting capital stock of Receptos, as the case may be, immediately prior to the acquisition, merger or consolidation shall have at least fifty percent (50%) of the ownership of voting capital stock of the acquiring Third Party or the surviving corporation in such merger or consolidation, as the case may be, immediately after the merger or consolidation, or (d) any other event or sequence of events occurs which directly or indirectly results in a Third Party having the ability to exercise control over the management or policies of Receptos.

1.9          “Claim” means any action, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing, inquiry, investigation or similar event, occurrence, or proceeding.

1.10        “Co-Chairs” shall have the meaning set forth in Section 2.2.1.

1.11        “Collaboration Compound” means any *** that is first synthesized either by ONO, or by Receptos in the course of Receptos’s performance of its obligations, under the Research Plan, after the occurrence of Initial Collaboration Success and during the Research Term and any Extended Research Term if applicable.

1.12        “Collaboration Compound IP” means all Patents and Know-how covering Collaboration Compounds or their use or manufacture.

1.13        “Collaboration Target” shall have the meaning set forth in the Recitals.

1.14        “Collaborative Research” shall have the meaning set forth in Section 2.1.

1.15        “Confidential Information” means in the case of Receptos, Receptos Background Technology and Receptos IP and the terms of this Agreement, together with any other proprietary or confidential Information of Receptos or its Affiliates (including without limitation, proprietary or confidential Information of Third Parties that Receptos is permitted to share with ONO) which Receptos makes available to ONO; and in the case of ONO, ONO Background Technology, reports with respect to Research Milestone Payments and Development Milestone Payments, the terms of this Agreement and the Collaboration Compound IP assigned by Receptos to ONO subject to Section 7.1.3, together with any other proprietary or confidential Information of ONO or its Affiliates (including without limitation, proprietary or confidential Information of Third Parties that ONO is permitted to share with Receptos) which ONO makes available to Receptos; and, in each case, which is owned or controlled by the applicable Party hereto or any of its Affiliates and is related to the subject matter of this Agreement and that is made available, whether orally, in writing, or in electronic form, by the applicable Party or its Affiliates to the Other Party or its Affiliates pursuant to this Agreement (or the Confidentiality Agreement) or generated pursuant to this Agreement. Any Confidential Information disclosed in writing or in electronic form shall be clearly identified as confidential by the disclosing Party. Confidential Information shall be deemed not to include:

(a)           information which is or becomes part of the public domain through no breach of this Agreement by the receiving Party or any of its Affiliates;

(b)           information which the receiving Party can demonstrate by its written records or other competent evidence was known by the receiving Party or any of its Affiliates prior to the disclosure thereof by the disclosing Party;

(c)           information which is independently developed by the receiving Party or any of its Affiliates, so long as such development does not result from use of Confidential Information of the disclosing Party, and such independent development can be demonstrated by written records or other competent evidence of the receiving Party or any of its Affiliates; and

(d)           information that becomes available to the receiving Party or its Affiliates on a non-confidential basis, whether directly or indirectly, from a Third Party who has the right to make such disclosure.

1.16        “Confidentiality Agreement” means the Confidentiality Agreement between Receptos and ONO dated August 21, 2009, as amended thereafter, to permit the exchange of Confidential Information thereunder between the Parties through the Effective Date.

*** Confidential material redacted and filed separately with the Commission.

1.17        “Control” shall have the meaning set forth in Section 1.2.

1.18        “Damages” means all damages, losses, liabilities, payments, amounts paid in settlement, obligations, fines, penalties, costs or expenses of any kind or nature whatsoever incurred or paid in connection with any Claim or threatened Claim (including reasonable fees and expenses of outside attorneys, accountants and other professional advisors and of expert witnesses and other costs of investigation, preparation and litigation in connection with such Claim or threatened Claim).

1.19        “Development Milestone Payments” shall have the meaning set forth in Section 6.4.

1.20        “Development Milestone Events” shall be as set forth in Section 6.4.

1.21        “Disqualifying Period” shall have the meaning set forth in Section 13.5.

1.22        “Effective Date” shall have the meaning set forth in the preamble.

1.23        “Excluded Item” shall have the meaning set forth in Section 10.1.2.

1.24        “Expiration Date” means the last day of the Research Term and/or any Extended Research Term, if applicable; provided, however, in case the Collaborative Research is terminated early pursuant to Section 3.2.1 or 3.2.2, the date when Receptos receives such a termination notice delivered by ONO shall be deemed as Expiration Date and in case the Collaborative Research is terminated early pursuant to Section 3.2.5, the date when Receptos receives the Cessation Notice of Active Research delivered by ONO shall be deemed as Expiration Date.

1.25        “Extended Research Term” shall have the meaning set forth in Section 3.1.

1.26        “Field” means any use of *** for diagnostic, prophylactic or therapeutic treatment of humans.

1.27        “FTE” means a full-time employee of Receptos dedicated to, and qualified to fully perform, Collaborative Research, or in case of less than a full-time dedicated employee, a full-time, equivalent employee, based upon a total of *** hours per year of work in connection with Collaborative Research.

1.28        “FTE Cost” shall have the meaning set forth in Section 6.1.

1.29        “GPCRs” shall have the meaning set forth in the Recitals.

1.30        “Information” means Know-how, unpublished patent applications and other data of a financial, commercial or technical nature including any information comprising or relating to any concepts, discoveries, inventions, data, designs, structures or formulae in any documents and electronic information in relation to this Agreement and shall include both tangible and intangible form.

1.31        “Initial Collaboration Success” means an event during the Research Term, and, if applicable, Extended Research Term, which is the earlier of (a) the achievement of Research Milestone Event 2 or (b) the achievement of Research Milestone Event 3.

1.32        “JRC” shall have the meaning set forth in Section 2.2.1.

1.33        “Know-how” means any tangible and intangible techniques, technology, practices, confidential information and trade secrets, inventions (whether patentable or not), processes, inventions or research disclosures or records, notebooks, formulations, compounds, products, biological materials, cell lines, samples of assay components, media, designs, formulas, structures, concepts, ideas, programs, software models, algorithms, developments, experiments, experimental works, protocols, methods, knowledge, know-how, skill, experience, research and test reports and data and results (including but not limited to, chemical, biological, pharmacological, toxicological, analytic, and non-clinical and clinical data and results), compilations of data, other works of analytical and quality control data, results, descriptions and compositions of matter and marketing and financial information, data and projections.

1.34        “Lead Compound” means any *** which meets the criteria of *** as set forth in Exhibit A during or following the Research Term and any Extended Research Term, if applicable. Any *** which is a Preclinical Compound shall also be deemed a Lead Compound.

*** Confidential material redacted and filed separately with the Commission.

1.35        “Licensee” means, with respect to a particular ***, Lead Compound(s), Preclinical Compound(s), and/or Product(s), a Third Party to whom ONO has granted a license or sublicense of the right to develop, make, have made, use, sell, offer for sale, market, promote, distribute, import and/or export such ***, Lead Compound(s), Preclinical Compound(s), and/or Product(s).

1.36        ***  shall have the meaning set forth in the Recitals, and is also known as ***.

1.37        “ONO” shall have the meaning set forth in the preamble.

1.38        “ONO Background Technology” means all Patents and Know-how which (i) claim or relate to ***, methods of use of *** in the Field, and manufacturing and formulation of ***, (ii) are owned or controlled by ONO, and (iii) were developed prior to Initial Collaboration Success.

1.39        “ONO Compound” means any *** synthesized by ONO prior to Initial Collaboration Success.

1.40        “ONO Indemnified Party” shall have the meaning set forth in Section 12.2.

1.41        “ONO Post-Collaboration Compound” means any *** that is synthesized by ONO after the end of the Research Term and any Extended Research Term, if applicable, and which is covered by Collaboration Compound IP.

1.42        “Other Party” means (i) with respect to Receptos, ONO; and (ii) with respect to ONO, Receptos.

1.43        “Outsourcing Cost” shall have the meaning set forth in Section 6.1.

1.44        “Party” means either ONO or Receptos and “Parties” means ONO and Receptos.

1.45        “Patents” means patents and patent applications (whether or not filed, and including draft patent applications), publications of patent applications, including provisional, utility and design applications, continuations, continuations-in-part, continued prosecution applications, divisions, substitutions, certificates of correction, reissues, additions, renewals, reexaminations, extensions, term restorations, confirmations, registrations, revalidations, revisions, priority rights, requests for continued examination and supplementary protection certificates granted in relation thereto, as well as utility models, innovation patents, petty patents, patents of addition, inventor’s certificates, and equivalents in any country or jurisdiction.

1.46        “Phase 1” means, with respect to a drug candidate, that portion of the clinical development program which provides for the first introduction into humans of a drug candidate with the purpose of generating at least initial evidence related to human tolerability, safety, metabolism, absorption, elimination and/or other pharmacological action, as more fully defined in 21 C.F.R. § 312.21(a), or its successor regulation, or the equivalent in any foreign country.

1.47        “Phase 2” means, with respect to a drug candidate, that portion of the clinical development program which provides for clinical trials of a drug candidate in patients for the purpose of generating at least initial evidence related to the safe and effective dose range in the proposed therapeutic indication, as more fully described in 21 C.F.R. § 312.21(b), or its successor regulation, or the equivalent in any foreign country.

1.48        “Phase 3” means, with respect to a drug candidate, that portion of the clinical development program which provides for clinical trials of a drug candidate in patients for the purpose of establishing safety and efficacy of one or more particular doses in patients being studied, and which will (or are intended to) satisfy the requirements of a pivotal trial for purposes of obtaining approval of a product in a country by the health regulatory authority in such country to market such product, as more fully described in 21 C.F.R. § 312.21(c), or its successor regulation, or the equivalent in any foreign country.

1.49        “Platform Technology” shall have the meaning set forth in the Recitals.

1.50        “PMT” shall have the meaning set forth in Section 2.2.5.

1.51        “Preclinical Compound” means any *** (i) evaluated, optimized, developed, selected, obtained and/or pursued by or on behalf of ONO, its Affiliates or Licensees for development and/or Commercialization by ONO, its Affiliates or Licensees and (ii) for which ONO or its Affiliates or Licensees initiated (or had initiated on its behalf) fourteen

*** Confidential material redacted and filed separately with the Commission.

(14)-day GLP toxicology studies, during or following the Research Term and any Extended Research Term, if applicable. Non-binding criteria for the selection of Preclinical Compounds are set forth in Exhibit A, however, ONO is free to choose *** other than those meeting such criteria for development and/or commercialization as a Preclinical Compound.

1.52        “Product” means any product containing a Preclinical Compound.

1.53        “Receptos” shall have the meaning set forth in the preamble.

1.54        “Receptos Background Technology” means all Patents and Know-how which (i) claim or relate to Platform Technology, (ii) are owned or controlled by Receptos, and (iii) were developed by Receptos prior to the Effective Date.

1.55        “Receptos Indemnified Party” shall have the meaning set forth in Section 12.1.

1.56        “Receptos IP” means all Patents and Know-how which (i) are created, invented, developed, or reduced to practice by Receptos in the performance of the Collaborative Research and (ii) are solely related to the expression, crystallization or structure determination of Collaboration Target, including Solutions, or thermal stability assays with Collaboration Target.

1.57        “Research Milestone Payments” shall have the meaning set forth in Section 6.3.

1.58        “Research Milestone Events” shall be as set forth in Section 6.3.

1.59        “Research Partner” means, with respect to a Party, a Third Party partner of such Party engaged in a bona fide research arrangement with such Party relating to ***, Collaboration Target or other GPCRs, which is not granted a license to sell and market such ***. Research Partner includes, but is not limited to, a Third Party contract research organization or research institute.

1.60        “Research Plan” means the document describing the details, type, scope and goals of the Collaborative Research activities intended to be performed by the Parties during the Research Term attached hereto as Exhibit B, which Research Plan shall be amended and approved by the JRC hereunder from time to time in view of developments in the course of the Collaborative Research.

1.61        “Research Term” shall have the meaning set forth in Section 3.1.

1.62        “Senior Executives” shall have the meaning set forth in Section 2.2.3.

1.63        “Solutions” means structures of Collaboration Target *** to support structure based drug design which satisfies Criteria 3 of Section 5 and/or Criteria 4 of Section 7 of the Research Plan as of the Effective Date and information related thereto.

1.64        “Target Exclusivity Period” means, subject to Sections 5.2 to 5.4 below, the period commencing upon the Effective Date and continuing until the earlier of ***.

1.65        “Term” shall have the meaning set forth in Section 11.1.

1.66        “Territory” means worldwide.

1.67        “Third Party” means any individual, trust, partnership, joint venture, association, firm, corporation, company or other entity, other than Receptos or ONO or an Affiliate thereof.

1.68        *** shall have the meaning set forth in Section 2.3.1.

1.69        ***  shall have the meaning set forth in Section 2.3.1.

1.70        “Wind Down Period” shall have the meaning set forth in Section 3.2.5.

*** Confidential material redacted and filed separately with the Commission.

II.    PROGRAM

2.1          Scope of Collaborative Research. The Parties shall collaboratively engage in research activities according to the Research Plan for the purpose of determining Solutions for Collaboration Target (or Alternative Target, if applicable), discovering and identifying *** and further identifying one or more Lead Compounds and Preclinical Compounds from such *** (“Collaborative Research”) during the Research Term and any Extended Research Term, if applicable, as described herein.

2.2          Governance.

2.2.1       Joint Research Committee. In order to fulfill the objectives of the Collaborative Research, during the Research Term and any Extended Research Term, if applicable, Receptos and ONO shall form a joint research committee (the “JRC”), which shall be comprised of three (3) representatives of Receptos designated by Receptos and three (3) representatives of ONO designated by ONO, to oversee and coordinate activities, including but not limited to FTE allocation and matters referred to it by the PMT, in the Research Plan, provided that the JRC shall not have the right to alter the rights or obligations of the Parties under this Agreement. Receptos and ONO may each replace its JRC representatives at any time, upon written notice to the Other Party. The JRC has two (2) co-chairpersons (“Co-Chairs”), one designated by each of Receptos and ONO. The Co-Chairs shall responsible for calling meetings, preparing agendas in advance of each JRC meeting and preparing and issuing minutes of each JRC meeting.

2.2.2       Meetings. The JRC shall meet at least once semiannually in person or via telephone conference, web-based conferencing or video conference during the Research Term and the Extended Research Term, if applicable, with at least one (1) meeting of the JRC to be held in person per year. In addition to regular JRC meetings, either Party may request an ad-hoc meeting at a mutually agreeable date and location. All in-person meetings shall be held on an alternating basis between Receptos facility and ONO facility or other location mutually agreed upon.

2.2.3       Decision Making. Decision-making by the JRC shall be by consensus with the representatives of each Party collectively having one (1) vote and any disputes shall first be attempted to be resolved by the Co-Chairs of the JRC and if they are unable to reach agreement the dispute shall be referred by the Co-Chairs of the JRC within ten (10) business days to the chief executive officer (or an authorized representative designated by chief executive officer) of each Party (“Senior Executives”) , who shall attempt in good faith to reach consensus regarding a final resolution of such dispute. If such disputes cannot be resolved by such Senior Executives of the Parties within ten (10) business days, then, except for any matter concerning the practice of the Platform Technology or that requires mutual consent hereunder, ONO’ s Senior Executive shall have final decision-making authority for the resolution of such dispute; provided, however, that any such decision of ONO shall not (i) amend or modify this Agreement or any rights or obligations of either Party hereunder, (ii) require Receptos to violate any obligation or agreement it may have with any Third Party, (iii) require Receptos to incur unreimbursed expenses or make payments or other commitments in excess of those specifically set forth herein or in the Research Plan as of the Effective Date, or (iv) direct the deployment of Receptos personnel with respect to the fulfillment of Receptos’s responsibilities under this Agreement or the Research Plan.

2.2.4       Minutes. The JRC shall keep accurate minutes of its deliberations which shall record all proposed decisions and all actions to be recommended or taken. The Co-Chair of the hosting Party of the JRC meeting shall be responsible for the preparation of draft minutes. Draft minutes shall be sent to all members of the JRC within fifteen (15) business days after each meeting and shall be approved within ten (10) business days after such draft minutes has been sent to all members of the JRC for review. All records of the JRC meetings shall at all times be available to both Receptos and ONO.

2.2.5       Project Management Team. In order to achieve the objectives of the Collaborative Research, during the Research Term and any Extended Research Term, if applicable, Receptos and ONO shall form a project management team (“PMT”), which is comprised of members who are engaged in the Collaborative Research at ONO or at Receptos to coordinate day-to-day research activities in the Research Plan and communications between the Parties, provided that the PMT shall not have the right to alter the rights or obligations of the Parties under this Agreement. Decision-making by PMT shall be by consensus with the representatives of each Party collectively having one (1) vote and any disputes or matters on which the members of the PMT are unable to reach agreement may be referred by either Party to the JRC for resolution pursuant to Section 2.2.1. PMT shall have a meeting via teleconference, videoconference, or upon mutual agreement of the Parties, in person, at least twice monthly to update and share the research activities of Receptos and ONO with each other. All in-person meetings shall be held at a mutually agreed location.

2.2.6       Consultants. The JRC may in its discretion invite employees and consultants (including members of their scientific advisory boards) of the Parties to attend meetings of the JRC, provided that such invited attendees have contractual obligations to the applicable Party (i) not to disclose to Third Parties or use except for the purposes of participation in the JRC meeting any confidential information received in connection with their attendance of such JRC meeting and (ii) to assign to the applicable Party their rights in any patents, ideas, developments or inventions and/or intellectual property they make, or contribute to in connection with their participation in the JRC meeting.

*** Confidential material redacted and filed separately with the Commission.

2.3          Contributions of the Parties.

2.3.1       Receptos Contributions. During the Research Term and any Extended Research Term, if applicable, Receptos shall: (i) express Collaboration Target; (ii) ***; (iii) ***  for the purpose of obtaining diffraction quality crystals of Collaboration Target, ***; (iv) conduct crystallographic diffraction studies of crystals of Collaboration Target to evaluate structures of Collaboration Target *** to support structure-based drug design.

2.3.2       ONO Contributions. During the Research Term and any Extended Research Term, if applicable, ONO shall: (i) identify, produce, and supply to Receptos in a timely fashion *** in support of efforts to crystallize Collaboration Target; (ii) conduct chemistry and biology efforts to identify and produce ***; and (iii) conduct chemistry and pharmacology efforts with pharmacokinetics and toxicology evaluation of *** to identify Lead Compound(s) and Preclinical Compound(s).

2.4          Diligence. The Parties shall diligently and in good faith collaborate and make commercially reasonable efforts to achieve the goals of the Collaborative Research during the Research Term and any Extended Research Term, if applicable.

2.5          Subcontract. Receptos shall not subcontract in whole or in part any Collaborative Research activities to consultants and/or subcontractors without prior written consent of ONO unless otherwise so specified in the Research Plan. ONO shall notify in writing to Receptos as to whether or not such proposed subcontract is acceptable within five (5) business days after receiving such written notice from Receptos; and if ONO does not provide a written notice to Receptos within such five (5) business days period, such subcontract shall be deemed to have been approved. To the extent that Receptos utilizes any consultants or subcontractors in carrying out the Collaborative Research, Receptos shall be responsible for ensuring that such consultants or subcontractors are under obligation to assign rights in any resulting inventions, patents and intellectual property in accordance with Article 7 of this Agreement as if such subcontracted activities were performed by Receptos personnel and that such consultants and subcontractors follow and observe those obligations as imposed on Receptos under this Agreement.

III.    RESEARCH TERM

3.1          Research Term and Extension. The Collaborative Research shall commence on the Effective Date and, unless earlier terminated, continue for two (2) years and six (6) months after the Effective Date (such period, the “Research Term”); provided, however, ONO shall have the right to request, subject to approval by Receptos, which approval shall not be unreasonably withheld, the extension of the Collaborative Research and corresponding Research Term for up to four (4) additional six (6) month periods (each and all, the “Extended Research Term”) by providing written notice to Receptos at least three (3) months before the end of the Research Term and at least forty-five (45) days before the end of each applicable Extended Research Term and such requested Extended Research Term shall take effect unless Receptos provides written notice to ONO of its rejection of the requested extension within fifteen (15) days of receipt of the applicable request. For clarity, if the Research Term is extended by one or more Extended Research Terms, then the Research Term shall be deemed to be extended by such Extended Research Terms until the expiration or termination of the last of such Extended Research Terms, and any early termination of the Research Term shall also effect the termination of all Extended Research Terms. At the request of either Party, the JRC shall discuss the necessity or desirability of any extension of the Collaborative Research and any associated adjustments to the FTE Cost and contractual agreements entered into by Receptos and any Third Party to perform the work under the Research Plan to this Agreement, provided that the JRC shall not have the authority to extend the Research Term or any Extended Research Term.

3.2          Early Termination of Collaborative Research.

3.2.1       Termination for Non-achievement of Research Milestone Event No. 1.  Subject to Section 3.2.3, in the event that Receptos fails to achieve the Research Milestone Event No. 1 as specified in Section 6.3 within twelve (12) months of the Effective Date, ONO shall have the right to terminate the Research Term and the associated Collaborative Research at any time within two (2) months after the end of such twelve (12) months of the Effective Date with a written notice of termination from ONO to Receptos which becomes effective upon receipt by Receptos; provided, however, that ONO shall pay to Receptos the FTE Cost for 5Q of Collaborative Research as described in Section 6.1 and the Research Plan, and one-half of FTE Cost for 6Q of Collaborative Research as described in Section 6.1 and the Research Plan. In the case of such early termination of the Collaborative Research by ONO under this Section 3.2.1, Receptos shall have the right but not the obligation to pursue the achievement of additional Research Milestone Events, without any obligations on the part of, or funding by, ONO, unless otherwise agreed to in writing by ONO.

*** Confidential material redacted and filed separately with the Commission.

3.2.2       Termination for Non-achievement of Research Milestone Event Nos. 2 or 3. Subject to Section 3.2.3, in the event that (i) Receptos fails to achieve both Research Milestone Event No. 2 and Research Milestone Event No. 3 as specified in Section 6.3 within eighteen (18) months of the Effective Date and (ii) ONO has not designated an Alternative Target pursuant to Section 3.3, ONO shall have the right to terminate the Research Term and the associated Collaborative Research at any time within two (2) months after the end of such eighteen (18) months from the Effective Date with a written notice of termination from ONO to Receptos which becomes effective upon receipt by Receptos; provided, however, that ONO shall pay to Receptos the FTE Cost for 7Q of Collaborative Research as described in Section 6.1 and the Research Plan, and one-half of FTE Cost for 8Q of Collaborative Research as described in Section 6.1 and the Research Plan. In the case of such early termination of the Collaborative Research by ONO under this Section 3.2.2, Receptos shall have the right but not the obligation to pursue the achievement of additional Research Milestone Events, without any obligations on the part of, or funding by, ONO, unless otherwise agreed to in writing by ONO.

3.2.3       Excused Performance. In the event that ONO fails to materially perform or delays the performance of its obligations under Section 2.3.2 or the Research Plan which are reasonably necessary for Receptos’s efforts towards the achievement of Research Milestone Event Nos. 1, 2 or 3, then the dates upon which ONO could otherwise early terminate the Research Term and Collaborative Research pursuant to Sections 3.2.1 and 3.2.2 shall be postponed by an amount of time equal in duration as the period during which ONO failed to perform or delayed the performance of such obligations. Receptos shall provide prompt written notice to ONO of any delays of any nature, and by any person, which are causing, or are likely to cause, Receptos’ inability to achieve a Research Milestone Event, and in which case, the Parties shall cooperate in good faith to remove such delays or otherwise achieve such Research Milestone Event on time.

3.2.4       Rescindment. In the event that any of Research Milestone Event Nos. 1, 2 and 3 is achieved within three (3) months following the effective date of a notice of early termination of the Research Term and the associated Collaborative Research delivered by ONO pursuant to Sections 3.2.1 or 3.2.2 above, Receptos shall deliver to ONO a written notice of the achievement of such Research Milestone Events. In such case, subject to payment of the applicable Research Milestone Payment pursuant to Section 6.3.4 below, ONO shall have the option, but not the obligation, exercisable by written notice to Receptos prior to later of either (a) the end of such three (3) month period or (b) one (1) month following ONO’ s receipt of such a written notice from Receptos reporting the achievement of such Research Milestone Events, to rescind such early termination notice whereupon Receptos and ONO shall continue the Collaborative Research and the rights and obligations of the Parties as well as the Research Term shall continue as if such early termination notice had not been made.

3.2.5       Termination after Achievement of the Research Milestone Event No. 3. Notwithstanding achievement of Research Milestone Event No. 3 by Receptos, in the event that ONO decides to cause a Cessation of Active Research before expiration of the Research Term with respect to the Collaboration Target, ONO shall provide a Cessation Notice of Active Research to Receptos at any time after eighteen (18) months of the Effective Date. In such case, ONO shall have the right to terminate the Research Term and the associated Collaborative Research effective upon the earlier of the (i) the one hundred eightieth (180th) day after the receipt by Receptos of such Cessation Notice of Active Research or (ii) the expiration of Research Term. Such period extending from the receipt by Receptos of such Cessation Notice of Active Research to the termination of the Research Term shall be defined as the “Wind Down Period.” During the Wind Down period ONO shall pay to Receptos the fully budgeted amount of FTE Cost for such period and Receptos shall have the right but not the obligation to pursue the achievement of additional Research Milestone Events, without any obligations on the part of, or funding by, ONO, unless otherwise agreed to in writing by ONO.

3.3          Alternative Target. In the event that (i) Receptos fails to achieve the Research Milestone Event No. 3 as specified in Section 6.3 within eighteen (18) months of the Effective Date, the JRC shall discuss the likelihood of achieving the Research Milestone Event No. 3 during the Collaborative Research and if the JRC concludes that the Research Milestone Event No. 3 would not be achievable during the Collaborative Research, or (ii) prior to achievement of Research Milestone Event No. 3, ONO has delivered, as a consequence of a scientific, or public health reason, or, any reasonably acceptable business reason, the Cessation Notice of Active Research directed to Collaboration Target to Receptos, ONO shall have the right to replace the Collaboration Target with another GPCR (an “Alternative Target”), provided that designation of an Alternative Target shall be subject to Receptos’s approval, which approval shall not be unreasonably withheld, of such target and in all events designation of an Alternative Target may not be made later than twenty-one (21) months following the Effective Date. In the event an Alternative Target is designated and approved, ONO shall not pay a second upfront payment as specified in Section 6.2, but (x) the Collaboration Target shall cease being *** and thenceforth be the Alternate Target, and (y) the same Research Milestone Payments and Development Milestone Payments shall be paid by ONO to Receptos in connection with the Collaborative Research for such Alternative Target as if it were the Collaboration Target; provided,

*** Confidential material redacted and filed separately with the Commission.

however,  that the appropriate term, level of FTE effort and FTE Cost for Collaborative Research on an Alternative Target shall be discussed by the JRC and, upon recommendation of the JRC and subject to the mutual agreement of the Parties, this Agreement and the Research Plan shall be amended as necessary.

3.4          Additional Target. (a) During the first eighteen (18) months of the Research Term or (b) in the event that during the Research Term but after the achievement of Research Milestone Event No. 3, ONO has delivered, as a consequence of a scientific, or public health reason, or, any reasonably acceptable business reason, the Cessation Notice of Active Research directed to Collaboration Target to Receptos, ONO shall have the right to request, subject to the approval of Receptos in its discretion, Receptos to conduct another collaborative research program on an additional GPCR (“Additional Target”) other than ***. Upon acceptance by Receptos of such an Additional Target collaborative research program, ONO and Receptos shall execute a separate definitive agreement with substantially the same terms and conditions as specified herein for Collaboration Target, with the exception that the upfront payment for such definitive agreement shall be the amount of ***.

IV.    LICENSES AND ASSIGNMENTS

4.1            Licenses and Assignments to ONO. Receptos hereby grants to ONO the following:

4.1.1       an exclusive license, even as to Receptos, with the right to sublicense, under all of Receptos’s interests in the Collaboration Compound IP in the Field and in the Territory to research, develop, make, have made, use, offer for sale, sell, market, promote, distribute and import ***, Lead Compounds, Preclinical Compounds and/or Products during the Target Exclusivity Period, provided, however, that all of Receptos’s interests in the Collaboration Compound IP are hereby assigned to ONO by Receptos upon achievement of Milestone Event No. 9, provided, further, that, if any other Collaboration Compound IP is discovered, invented or reduced to practice during the Research Term after the assignment of the first Collaboration Compound IP upon achievement of Milestone Event No. 9, such other Collaboration Compound IP is hereby assigned to ONO by Receptos without any additional compensation or consideration;

4.1.2       a non-exclusive license under the Receptos IP in the Field and in the Territory to develop, make, have made, use, offer for sale, sell, market, promote, distribute and import ***, Lead Compounds, Preclinical Compounds and/or Products during the Target Exclusivity Period, including the right to grant sublicenses to Research Partners and Licensees; provided, however, that upon payment of the first Development Milestone Payment to Receptos, such license, including the right to sublicense shall become perpetual; and

4.1.3       notwithstanding Section 4.1.2 above, a non-exclusive license to the Solutions, with the right to sublicense to Research Partners, for research purposes related to GPCRs only; provided that the Solutions shall be owned solely by Receptos and shall be the Confidential Information, as defined in Section 1.15 of this Agreement, of Receptos. In the event ONO grants a sublicense with respect to a Solution to a Research Partner, ONO shall ensure that Research Partner is bound by a written agreement containing provisions as protective of Receptos as this Agreement including substantially the same confidentiality obligations under Article 10 of this Agreement. The license granted in this Section 4.1.3 shall survive expiration or early termination of the Term except in the event of termination pursuant to Section 11.2.

4.2          Licenses to Receptos. ONO hereby grants to Receptos the following:

4.2.1       subject to the provisions of Article 5 during the Target Exclusivity Period, a non-exclusive license under the Collaboration Compound IP solely for the use of making a modification or improvement to, or is otherwise necessary or useful for the practice of, the Platform Technology; notwithstanding the foregoing sentence a non-exclusive license under the Collaboration Compound IP other than Collaboration Compounds and ONO Post-Collaboration Compounds shall survive termination of this Agreement unless such license is terminated pursuant to Section 4.3 and be sub-licensable pursuant to the confidentiality obligations hereunder;

4.2.2       a non-exclusive license under ONO Background Technology for the sole purpose of performing its obligations pursuant to this Agreement in connection with the purification, isolation and crystallization of the Collaboration Target and such other activities as contemplated in the Research Plan; and.

4.2.3       no other rights or licenses are granted to Receptos by ONO except as expressly set forth in Sections 4.2.1 and 4.2.2.

*** Confidential material redacted and filed separately with the Commission.

4.3          Termination of License. Subject to Section 4.1.3 above, upon termination of the Collaborative Research by ONO pursuant to Section 3.2.1 or Section 3.2.2, (a) any license to Receptos IP (excluding Solutions) granted to ONO under Section 4.1.2 shall automatically terminate, and (b) any license to Collaboration Compound IP granted to Receptos under Section 4.2.1 and, for purposes of clarity, any license to ONO Background Technology under Section 4.2.2, shall automatically terminate.

V.    EXCLUSIVITY

5.1          Target Exclusivity. During the Target Exclusivity Period, Receptos shall not conduct, participate in, invest in, or fund, directly or indirectly, either alone or with any Third Party, any research and development directed to Collaboration Target except for Collaborative Research pursuant to the Research Plan set forth in Exhibit B or Alternative Target, if applicable. For clarity, the requirements of this Section 5.1 shall not apply with respect to any program of a Third Party which acquires Receptos (or control of it or substantially all of its assets) pursuant to a Change in Control; provided that no assets of Receptos which were in the possession of Receptos immediately prior to such Change in Control shall be used by such Third Party in connection with such program; provided, further, however, that the Information for the Collaboration Target, the Alternative Target and the Additional Target, if applicable shall not be transferred to , disclosed to, or used by such Third Party.

5.2          Early Termination of Collaborative Research. In the event that the Collaborative Research is terminated early pursuant to Section 3.2.1 or 3.2.2, the Target Exclusivity Period shall automatically expire upon the first (1st) anniversary of the date when Receptos receives a written notice of such early termination of the Collaborative Research; provided, however, that, after early termination of the Collaborative Research pursuant to Section 3.2.2, if ONO delivers to Receptos a written notice of ONO’s desire to rescind such expiration of the Target Exclusivity Period within thirty (30) days prior to such first (1st) anniversary of the receipt by Receptos of such written notice, the Target Exclusivity Period shall continue pursuant to the terms of this Agreement.

5.3          Expiration without achievement of Initial Collaboration Success. In the event that, upon the expiration of the Research Term, the Initial Collaboration Success has not occurred, the Target Exclusivity Period shall automatically expire upon the first (1st) anniversary of the Expiration Date; provided, however, that, in the event that ONO delivers to Receptos a written notice of ONO’ s desire to rescind such expiration of the Target Exclusivity Period within thirty (30) days prior to such first (1st) anniversary of the Expiration Date, then the Target Exclusivity Period shall continue pursuant to the terms of this Agreement.

5.4          Target Exclusivity after Designation of Alternative Target. In the event that ONO exercises its right to designate an Alternative Target and Receptos accepts such Alternative Target pursuant to Section 3.3, then (a) a new Target Exclusivity Period for such Alternative Target shall commence, and (b) the Target Exclusivity Period for the prior Collaboration Target shall expire upon the first (1st) anniversary of the date on which both Parties agree to the Alternative Target unless ONO delivers to Receptos, within thirty (30) days prior to such first (1st) anniversary, a written notice of ONO’s desire to rescind such expiration of the Target Exclusivity Period for the prior Collaboration Target, then the Target Exclusivity Period for such prior Collaboration Target shall continue pursuant to the terms of this Agreement.

VI.    CONSIDERATION

6.1          Research Funding. ONO shall pay to Receptos quarterly, in advance, an amount equal to the number of Receptos FTEs called for in the Research Plan for the applicable quarter multiplied by the Receptos FTE rate ***  per FTE per year) during the Research Term (the “FTE Cost”). The FTE Cost for the first quarter of the Collaborative Research shall be paid within twenty (20) business days after the Effective Date. In the event that the actual deployment by Receptos of FTEs in a quarter differs from the amount budgeted in the Research Plan, an adjustment shall be made in the form of a refund of the overpayment to ONO or a supplemental payment by ONO to Receptos in the amount of the underpayment, in both cases within thirty (30) days of the end of the relevant quarter. In addition to payment of the quarterly FTE Cost, ONO shall reimburse Receptos for outsourcing costs incurred by Receptos for the Collaborative Research during the Research Term (the “Outsourcing Cost”) but such cost shall not exceed the amount set forth in the Research Plan in Exhibit B or such greater amount approved by ONO at the JRC meeting. ONO shall not be required to make any additional payments for the conduct of the Collaborative Research by Receptos other than the FTE Cost, the Outsourcing Cost, the Research Milestone Payments and the Development Milestone Payments as set forth herein. During the Research Term, the JRC shall oversee the research activities and discuss any adjustment of FTE allocation, provided that any changes in FTE allocation of more than *** in a quarter or resulting in a reduction of total average FTE deployment for the Research Term below *** must be mutually agreed by the representatives of the Parties on the JRC.

*** Confidential material redacted and filed separately with the Commission.

6.1.1       Research Funding Timing. It is agreed by the Parties that, except for the FTE Cost for the 1Q, any quarterly research funding shall be paid within twenty (20) business days of receipt by ONO of an invoice by Receptos to ONO before the first day of each quarter. In the event Collaborative Research is terminated early pursuant to Section 3.2.1 or 3.2.2, the FTE Cost for one-half of the FTE cost for 6Q and for 8Q shall be paid in accordance with the same procedure described herein, respectively.

6.2          Upfront Payment. ONO shall pay to Receptos one non-refundable, non-creditable upfront payment of two million and five hundred thousand US Dollars (USD2,500,000) within twenty (20) business days after the Effective Date subject to ONO’s receipt of the invoice and taxation documents from Receptos.

6.3          Research Milestone Payments. The following milestone amounts (the “Research Milestone Payments”) shall be paid by ONO to Receptos in case of achievement of each of the events specified below (the “Research Milestone Events”) which shall not be subject to modification by the JRC. In case that Alternative Target becomes the new Collaboration Target and if the Target Exclusivity Period of the original Collaboration Target (***) remains effective at the time of their achievement, the Research Milestones Payment for Research Milestone Events No. 8 and No. 9 specified in this Section 6.3 with respect to original Collaboration Target shall remain payable by ONO to Receptos in addition to any Research Milestone Payments achieved with respect to the new Collaboration Target.

Research Milestone Event		Deliverable	Milestone Amount
1	Expressed Collaboration Target	No less than 0.5 mg/mL recoverable protein	$	***
2	Establishment of ***	***	$	***
3	Initial Crystallography of Collaboration Target with any ***	Solution for Collaboration Target with ***	$	***
4	2nd Crystallography of Collaboration Target with any ***		$	***
5	3rd Crystallography of Collaboration Target with any ***		$	***
6	4th Crystallography of Collaboration Target with any ***		$	***
7	5th Crystallography of Collaboration Target with any ***		$	***
TOTAL CRYSTALLOGRAPHY RESEARCH MILESTONES				$5,750,000

Research Milestone Event		Milestone Amount
8	Upon identification by ONO of the first Lead Compound, provided such event occurs after the achievement of Initial Collaboration Success and, subject to Section 6.3.4, during the Research Term.	$	***
9

Upon filing of the first Patent application of Collaboration Compound IP where the priority for the patent application supporting a claim directed to a Collaboration Compound or a method of use thereof in the Field is subsequent to the date of Initial Collaboration Success and during the Research Term.

		$	***
TOTAL CHEMISTRY RESEARCH MILESTONES			$1,500,000

6.3.1       Solution subsequent to the 5th Crystallography. For clarification, Receptos shall provide ONO with any Solution subsequent to the 5th Crystallography of Collaboration Target prepared during the Research Term, without any additional payment from ONO.

6.3.2       Milestone Payment Timing. It is agreed by Receptos that each Research Milestone Payment in this Section 6.3 shall be payable only once by ONO with respect to Collaboration Target under this Agreement upon the first achievement of the applicable Research Milestone Event, regardless of subsequent or repeated achievement of such milestone event by any ***, Collaboration Compound or ONO Post Collaboration Compound. Upon each achievement of Research Milestone Event Nos. 1-7, Receptos shall inform such achievement by written notice to ONO and issue an invoice to ONO after ONO’s verification of such achievement pursuant to Section 6.3.3. Upon each achievement of Research Milestone Event Nos. 8 and 9, ONO shall inform such achievement by written notice to Receptos and then Receptos shall issue an invoice to ONO. Each Research Milestone Payment shall be paid by ONO to Receptos within twenty (20) business days of ONO’s receipt of an invoice and taxation documents from Receptos. ***  with respect to Research Milestone Event Nos. 3-7 (i.e., 1st through 5th Crystallography of Collaboration Target) shall be discussed and determined by the PMT; provided, however, that selection of a *** for the 1st Crystallography of Collaboration Target shall not require the approval of the PMT.

*** Confidential material redacted and filed separately with the Commission.

6.3.3       Determination of Achievement. Receptos shall provide ONO with a notice specifying its achievement of each of the Research Milestone Events Nos. 1-7 together with deliverable specified in the table above and data verifying such achievement. ONO shall have a right to verify such achievement and shall notify Receptos in writing of the results of such verification within ten (10) business days after receipt of the notice from Receptos. In the event ONO does not provide such notice to Receptos within such ten (10) business days period, such Research Milestone Event shall be deemed to be achieved. In the event that there is any disagreement or dispute between Receptos and ONO with respect to achievement of the Research Milestone Event, the Parties shall discuss in good faith such disagreement or dispute. If the Parties fail to reach an agreement based on such good faith discussions, such disagreement or dispute shall be resolved in accordance with Section 13.11.

6.3.4       Early Termination of Collaborative Research. In the event that any of Research Milestone Event Nos. 1, 2 and 3 is achieved within three (3) months following the effective date of a notice of early termination of the Collaborative Research delivered by ONO pursuant to Sections 3.2.1 or 3.2.2 above, Receptos shall deliver to ONO a written notice of the achievement of such Research Milestone Events. In such case, the applicable Research Milestone Payments corresponding to such Research Milestone Events shall be paid by ONO to Receptos. If the Research Term and the associated Collaborative Research is terminated early pursuant to Section 3.2.5 and ONO or any of its Affiliates or Licensees later resumes activities with respect to the Collaboration Target, ONO shall pay to Receptos Research Milestone relating to Research Milestone Events Nos. 8 and 9 upon the occurrence of their corresponding events. Further, if a Research Milestone Event is achieved prior to the end of the Wind Down Period, the applicable Research Milestone Payment shall be made by ONO to Receptos. The verification conditions specified in Section 6.3.3 of this Agreement shall apply to this Section 6.3.4. For clarity, in the event the Research Term and the associated Collaborative Research is terminated early, Ono shall not be obligated to pay any Research Milestone Payment except for those specified in this Section 6.3.4.

6.3.5       Achievement after the Research Term. During the Target Exclusivity Period after the Research Term, if ONO achieves Research Milestone Event No. 8, where the Lead Compound is either (i) any of the Collaboration Compounds or (ii) any of the ONO Post-Collaboration Compounds, the Research Milestone Payment for Research Milestone Event No. 8 set forth in this Section 6.3 shall be paid to Receptos upon identification by ONO of Lead Compound even though it is achieved after the Research Term; provided, however, that in the event that, subject to continuation of Target Exclusivity, ONO identifies and selects Lead Compound from any of ONO Post-Collaboration Compounds without the achievement of Research Milestone Event No. 3, such Research Milestone Payment for Research Milestone Event No. 8 shall be reduced to ***. During the Target Exclusivity Period after the Research Term, in the event that ONO identifies and selects Lead Compound from any *** which is not claimed or covered by the Collaboration Compound IP, subject to achievement of Research Milestone Event No. 3, ONO shall pay to Receptos an amount equal to Research Milestone Payment for Research Milestone Event No. 8. Upon the achievement of such Research Milestone Event No. 8 after the Research Term, ONO shall inform such achievement by written notice to Receptos and then Receptos shall issue an invoice to ONO. The payment shall be paid by ONO to Receptos within twenty (20) business days of ONO’s receipt from Receptos of an invoice and any taxation documents required pursuant to Section 6.7.

6.4          Development Milestone Payments. The following milestone amounts (the “Development Milestone Payments”) shall be paid upon the achievement by ONO, its Affiliates, or Licensees of the milestone events relating to Preclinical Compound (the “Development Milestone Events”) as set forth in the table below, provided that the amount of the Development Milestone Payment shall be determined with reference to whether Condition I or Condition II is satisfied as set forth in the table below. For clarity, no Development Milestone Payment shall be payable in circumstances where neither Condition I nor Condition II applies. Upon each achievement of Development Milestone Event Nos. 1-4, ONO shall inform such achievement by written notice to Receptos and then Receptos shall issue an invoice for ONO. Each payment shall be paid by ONO to Receptos within twenty (20) business days of ONO’s receipt of an invoice and taxation documents from Receptos. In case that Alternative Target becomes the new Collaboration Target and if Condition I or Condition II is satisfied with respect to the original Collaboration Target (***) the Development Milestone Payments specified in this Section 6.4 with respect to original Collaboration Target shall remain payable by ONO to Receptos in addition to any Development Milestone Payments achieved with respect to the new Collaboration Target.

Development Milestone Event		Milestone Amount if Condition I is satisfied		Milestone Amount if only Condition II is satisfied
1

Selection by ONO, its Affiliates or Licensees of a Preclinical Compound (provided, however, that if this Development Milestone Event is achieved prior to designation of the Lead Compound, then the Research Milestone Payment for Research Milestone Event No. 8 shall be paid at the time of the payment of Development Milestone Payment relating to this Development Milestone Event No. 1.

		$	***	$	***
2	Initiation of the Phase 1 clinical study (i.e., dosing of first human) with respect to a Preclinical Compound	$	***	$	***

*** Confidential material redacted and filed separately with the Commission.

3	Initiation of the first Phase 2 clinical study (i.e., dosing of first patient) with respect to a Preclinical Compound	$	***	$	***
4	Initiation of the first Phase 3 clinical study (i.e., dosing of first patient) with respect to a Preclinical Compound	$	***	$	***
TOTAL DEVELOPMENT MILESTONES			$13,500,000		$6,750,000

6.4.1       Condition I: For purposes of determining the amount of Development Milestone Payments, Condition I shall be satisfied both (i) if the Target Exclusivity Period remains effective as of the date when an applicable Development Milestone Event is achieved, and (ii) if either (a) the Research Milestone Event No. 3 has been achieved during the Research Term or within three (3) months following the Expiration Date subject to Section 3.2.4 or (b) the applicable Preclinical Compound is selected from any of the Collaboration Compounds without a Solution of Collaboration Target.

6.4.2       Condition II: For purposes of determining the amount of Development Milestone Payments, Condition II shall be satisfied if (I) the Target Exclusivity Period remains effective as of the date when an applicable Development Milestone Event is achieved, and (II) no condition of (ii) of Condition I is satisfied.

6.4.3       Exception. Notwithstanding anything to the contrary contained in this Section 6.4, if, pursuant to Section 3.2.5 and following a Cessation of Active Research with respect to Collaboration Target, (i) ONO or any of its Affiliates or Licensees later resumes activities with respect to the Collaboration Target and (ii) any of the Development Milestone Events are achieved, the amount of the applicable Development Milestone Payments under Section 6.4.1 (i.e. Condition I) shall be paid by ONO to Receptos in accordance with this Section 6.4.

6.4.4       Supplementary Explanation. The Development Milestone Payments shall be payable only once by ONO with respect to Collaboration Target upon the first achievement of the applicable Development Milestone Event whenever it occurs, regardless of subsequent or repeated achievement of such milestone event by any Preclinical Compound or Product. Furthermore, if a Development Milestone Event is achieved for a given Preclinical Compound before a prior Development Milestone Event (“prior” and “subsequent” referring to a lower number in the table above, e.g., Development Milestone Event 2 being “prior” to Development Milestone Event 3), then all such prior Development Milestone Events shall be deemed achieved upon achievement of the subsequent Development Milestone Event.

6.5          Reporting. Within sixty (60) days following the end of each calendar quarter following the Effective Date during the Research Term, Receptos shall provide ONO with a written report summarizing the progress of all activities for which Receptos was allocated responsibility during such quarter under the Research Plan. Following expiration of the Research Term and on the anniversary of the Expiration Date, ONO shall provide Receptos with annual update summarizing ONO’ s, and its Affiliates’, Licensees’, and Research Partners’ ongoing, active research, development and commercialization activities of any Lead Compound, Preclinical Compound and Product for Collaboration Target (“Annual Update”). If ONO, and its Affiliates, Licensees, and Research Partners have ceased such activities, the Annual Update shall so state. Each Annual Report shall include the contents of ONO’s active development and commercialization on Lead Compound or Product, including, as applicable, the identification and characteristics (including, but not limited to, structure and pharmacology) of Collaboration Compounds, ONO Post-Collaboration Compounds, Lead Compound and candidates therefor, Preclinical Compound and candidates therefor, structure activity relationship (SAR) data related to the foregoing, status and results of development efforts related to the foregoing.

6.6          Records.

6.6.1       Record Keeping. Each Party, during the Term and any period during which it has reporting obligations pursuant to Section 6.5, shall keep and shall require any Affiliates, Licensees and Research Partners to keep, complete and accurate records of development efforts it conducts or has conducted on its behalf, consistent with the records it would keep on its own research and development projects. Each Party’s records shall be in sufficient detail to allow the payment obligations of ONO to be determined accurately with respect to the Research Milestone Payments and Development Milestone Payments.

6.6.2       Rights to Request the Detailed Information. ONO shall provide Receptos with an Annual Update set forth in Section 6.5 in sufficient detail to permit Receptos to understand and confirm as to whether each of Research Milestone Events and Development Milestone Events has been achieved by ONO. In the event that Receptos concludes that the contents of such Annual Update is insufficient to determine whether or not one or more Research Milestone Events and Development Milestone Events has been achieved by ONO, Receptos shall have the right to request ONO to provide further detailed information relating to the subject matter of such Annual Update in order to make such determination, and ONO shall in good faith respond to Receptos’ request.

6.7          Taxes.

6.7.1       No Deduction. ONO shall make all payments to Receptos under this Agreement without deduction or withholding for taxes except to the extent that any such deduction or withholding is required by law in effect at the time of payment.

6.7.2       Withholding Tax. The Parties agree to cooperate with one another and use reasonable efforts to avoid or reduce unnecessary tax withholding or similar obligations in respect of payments made hereunder. To the extent that ONO is required to deduct and withhold taxes on any payment to Receptos, ONO shall pay the amounts of such taxes on behalf of Receptos to the governmental authority in a timely manner, and ONO shall furnish Receptos with proof of payment of such tax.

6.7.3       Tax Forms. Receptos shall provide ONO with any tax forms that may be reasonably necessary in order for ONO to not withhold tax or to withhold tax at a reduced rate under an applicable double taxation treaty between the US and Japan. Each Party shall provide the Other Party with reasonable assistance to enable the recovery, as permitted by applicable law, of withholding taxes or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax.

VII.    OWNERSHIP AND INTELLECTUAL PROPERTY

7.1          Ownership.

7.1.1       Background Technology. It is agreed by the Parties that ONO Background Technology is and shall remain the property of ONO, and Receptos Background Technology is and shall remain the property of Receptos.

7.1.2       Receptos IP. Subject to the licenses granted under this Agreement, Receptos shall own any Receptos IP including Solutions.

7.1.3       Collaboration Compound IP. Subject to the licenses and assignments granted under this Agreement, including, but not limited to those set forth in Article IV, ONO and Receptos shall own jointly the Collaboration Compound IP, provided, however, that following payment by ONO of the Research Milestone Payment for Research Milestone Event No. 9 specified in Section 6.3, Receptos hereby assigns to ONO all of Receptos’s right, title and interest in the Collaboration Compound IP to ONO subject only to the license granted by ONO to Receptos in Section 4.2.1. Following such payment by ONO, Receptos shall provide, or cause its Affiliates or its employees, personnel or consultants to provide, the assignment documents, and all information related thereto, to ONO in order to fully effect, and record with any applicable patent office, the assignment of all of Receptos’s right, title and interest in the Collaboration Compound IP in accordance with this Section. Further, Receptos shall supply ONO with all necessary documents and information needed to record or perfect any license or similar agreement relating to this Agreement with any applicable governmental agencies or tribunals or bodies.

7.2          Inventorship. For the purposes of determining the inventorship of any intellectual property rights hereunder, the laws of the United States regarding inventorship shall apply, provided that in the event of a dispute with respect to the inventorship of any subject matter arising from any activities contemplated under this Agreement where such dispute is not resolved by the Parties, the inventorship for such intellectual property shall be determined de novo by the trier of fact having jurisdiction over such dispute without any presumption of correctness attributed to any granted right, application, registration or filing made with respect to such intellectual property. All such determinations shall be documented to ensure that any divisional or continuation patent applications reflect appropriate inventorship and that inventions and Patents are assigned to the appropriate assignee.

7.3          Patent Prosecution.

7.3.1       ONO Responsibility. ONO shall have sole discretion and sole responsibility with respect to filing, prosecution and maintenance of any patent applications or Patents in ONO Background Technology and ONO Compound.

7.3.2       Receptos Responsibility. Receptos shall have sole discretion and sole responsibility with respect to filing, prosecution and maintenance of any patent applications or Patents in Receptos Background Technology and Receptos IP. Notwithstanding the foregoing, Receptos shall provide ONO with any proposed patent application covering Receptos IP two (2) months prior to its submission to the relevant patent offices, in order for ONO to confirm as to whether any information concerning any ONO Compound and/or Collaboration Compound is not included in such patent applications.

7.3.3       Cooperation. Prior to any applicable assignment pursuant to Section 7.1.3, (i) ONO and Receptos shall cooperate with respect to the identification, evaluation and protection of rights in the Collaboration Compound IP, including the timing and scope of applications for patent protection with respect to Collaboration Compound IP, (ii) each Party shall provide relevant information to the Other Party for such purposes, (iii) neither Party shall apply for a Patent on its own behalf without giving notice to, and obtaining the express written consent, of the Other Party, (iv) ONO shall be responsible for leading the filing and prosecution of such Collaboration Compound IP, and (v) ONO shall be responsible for the cost of the prosecution and maintenance of all such Collaboration Compound IP.

7.4          Interferences, Oppositions, Enforcement. As between the Parties, the Party owning a Patent shall have the sole right and responsibility (but not the obligation), at its expense, to conduct any interferences, oppositions, or reexaminations thereon, to request any reissues or patent term extensions thereof, and to initiate and prosecute enforcement actions against Third Parties infringing such Patent.

VIII.    INFRINGEMENT OF THIRD PARTY RIGHTS

8.1          Third Party Claims. During the Target Exclusivity Period, ONO and Receptos shall each promptly notify the Other Party of any Claim by a Third Party against ONO or Receptos, or any Affiliate of Receptos or ONO, alleging infringement of such Third Party’s intellectual property rights as a result of the performance of the activities of the Collaborative Research. The Parties shall cooperate and use their good faith, commercially reasonable efforts to resolve such claimed infringement and shall consult together as to the action to be taken and as to how the defense shall be handled, with each Party entitled to participate in the defense and to be represented by counsel of sufficient experience and skills pertaining to the type of subject matter of, and claims arising under, this Agreement of its choice (and each Party being responsible for the fees and expenses of its counsel).

IX.    REPRESENTATIONS AND WARRANTIES

9.1          Representations and Warranties of Both Parties. Receptos and ONO each hereby represents and warrants to the Other Party, as of the Effective Date, as follows:

9.1.1       It is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority, corporate or otherwise, to conduct its business as now being conducted, to own, lease and operate its properties and to execute, deliver and perform this Agreement.

9.1.2       The execution, delivery and performance by it of this Agreement and the transactions contemplated thereby have been duly authorized by all necessary corporate action and stockholder action and shall not (i) violate any applicable laws or regulations or (ii) result in a breach of or constitute a default under any material agreement, mortgage, lease, license, permit or other instrument or obligation to which it is a party or by which it or its properties may be bound or affected.

9.1.3       This Agreement is a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms and conditions, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws, from time to time in effect, affecting creditors’ rights generally and general principles of equity.

9.1.4       It is not under any obligation to any Third Party, contractual or otherwise, that conflicts with the terms of this Agreement or that limits the rights of such Party to fulfill its obligations hereunder.

9.2          Representation and Warranties of Receptos. Receptos represents and warrants to ONO that, as of the Effective Date:

9.2.1       Receptos has not received notice from a Third Party claiming that the practice of the Platform Technology infringes or uses the intellectual property rights of any Third Party; and Receptos is not a party to any legal action, suit or proceeding relating to the Platform Technology.

9.2.2       Receptos represents and warrants that as of the Effective Date, Receptos is not a party to any agreement with any Third Party regarding Collaboration Target.

9.3          Mutual Limitations on Warranties. Other than the representations and warranties made by the Parties pursuant to Article IX or elsewhere expressly in this Agreement, THE PARTIES SHALL DISCLAIM ANY AND ALL OTHER WARRANTIES WHETHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY WARRANTY ARISING FROM COURSE OF DEALING OR USAGE OF TRADE.

9.4          Compounds Provided. The Parties acknowledge that there is no warranty that any Compound provided under this Agreement by either Party may be useable in humans and are to be used in humans.

X.    CONFIDENTIAL INFORMATION

10.1        Confidentiality.

10.1.1     Confidentiality Obligation. Each Party agrees that until the later of ten (10) years after expiration or early termination of this Agreement or expiration of the Target Exclusivity Period, each Party shall keep, and cause its Affiliates, Research Partners and Licensees, if any, to keep confidential all Confidential Information of the Other Party, and neither Party nor any of its Affiliates, Research Partners or Licensees, if any, shall use or disclose the Confidential Information of the Other Party or allow any Affiliate, Research Partners or Licensees to use or disclose any such Confidential Information, except as expressly permitted in this Agreement. The Parties acknowledge that Confidential Information may have been disclosed by either Party or its Affiliates to the Other Party or its Affiliates pursuant to the Confidentiality Agreement. All information disclosed pursuant to the Confidentiality Agreement shall be deemed Confidential Information of the disclosing Party within the meaning of this Agreement and subject to the terms hereof following the Effective Date.

10.1.2     Excluded Item. The fact that a particular item of information is not or has ceased to be Confidential Information by virtue of one or more of the exclusions specified in the definition of Confidential Information set forth in Section 1.15 (the “Excluded Item”) shall not relieve the Party who obtained or received the Excluded Item from that Party’s obligation of confidentiality and non-use (a) as to any other item of Confidential Information of the Other Party or (b) as to the relationship of the Excluded Item to any other item of Confidential Information of the Other Party.

10.1.3     Communication via Internet. Each Party agrees not to disseminate Confidential Information of the Other Party over the Internet or any similar form of electronic communication without the prior written approval of the Other Party; provided, however, that a Party may send Confidential Information over a secured, internal electronic mail system or over the Internet so long as such Confidential Information is encrypted and password protected.

10.1.4     Access to Confidential Information.  Each Party hereby acknowledges that the Confidential Information of the Other Party is highly valuable, proprietary and confidential and that any disclosure to any officer, employee, or agent of such Party or any of its Affiliates shall be made only to the extent necessary to carry out its responsibilities or exercise its rights under this Agreement and only if such officer, employee or agent is informed of the confidential nature thereof and shall have agreed to hold such information in confidence under confidentiality provisions at least as stringent as those provided in this Agreement.

10.1.5     Equitable Relief. The Parties agree that the obligations of this Article 10 are necessary and reasonable in order to protect the Parties’ respective businesses, and that monetary damages alone may be inadequate to compensate a Party for any breach by the Other Party of its covenants and agreements set forth herein. The Parties agree that any breach or threatened breach of this Article 10 may cause irreparable injury to the injured Party for which Damages may not be an adequate remedy and that, in addition to any other remedies that may be available, in law and equity or otherwise, such Party shall be entitled to equitable relief against the breach or threatened breach of the provisions of this Article 10.

10.2        Public Announcements / Use of the Name. The Parties shall discuss the timing and contents of a press release to announce the fact of the execution of the this Agreement, achievement of each Research Milestone Event and Development Milestone Event for the progress of Collaborative Research, and make such press release if the Parties mutually agree upon the timing and contents; thereafter, ONO and Receptos may each disclose to any Third Party the information contained the contents in such press release without further approval of the Other Party. Neither Party shall use the name, trademark, tradename or logo of the Other Party, its Affiliates or their respective employees in any publicity, promotion, press releases or disclosure relating to this Agreement or its subject matter without the prior consent of the Other Party.

10.3        Other Permitted Disclosures. The receiving Party shall additionally be permitted to (i) disclose Confidential Information to actual or potential professional investors, acquirers, merger partners or retained professional advisors (e.g., attorneys, accountants, investment bankers), under confidentiality and non-use obligations at least as strict as those set forth herein; and (ii) issue statements and make disclosures that such Party determines to be necessary to comply with applicable law (including the disclosure requirements of the U.S. Securities and Exchange Commission, the NASDAQ stock market, the Osaka Securities Exchange or any other stock exchange on which securities issued by such Party are traded or proposed to be traded) or as appropriate in connection with an offer of securities.

10.4        Required Disclosure. The receiving Party shall be entitled to disclose Confidential Information where such disclosure is reasonably necessary to enforce its rights pursuant to this Agreement or where demand for such disclosure is made on the receiving Party pursuant to: (i) a valid order of a court or other governmental body; or (ii) any other applicable law; provided that if the receiving Party intends to make such disclosure or receives such demand, the receiving Party shall give the disclosing Party prompt notice of such fact to enable the disclosing Party to seek a protective order or other appropriate remedy concerning any such disclosure. The receiving Party shall fully co-operate with the disclosing Party at the disclosing Party’s expense in connection with the disclosing Party’s efforts to obtain any such order or other remedy. If any such order or other remedy does not fully preclude disclosure, the receiving Party shall make such disclosure only to the extent that such disclosure is legally required.

10.5        Solutions. Receptos agrees during the Target Exclusivity Period not to disclose to Third Parties Solutions for Collaboration Target developed pursuant to this Agreement without the prior written consent of ONO.

10.6        Publication. Except for disclosures permitted pursuant to Article X, in the event that Receptos wishes to publish or orally present information relating to any results arising from the Collaborative Research, including, without limitations, any results thereof, Receptos shall first submit to ONO all materials related to the proposed publication or presentation (including, without limitation, posters, abstracts, manuscripts and written descriptions of oral presentations) at least sixty (60) days prior to the date of submission for the draft publication and presentation. ONO shall review such submitted materials and respond to Receptos as soon as reasonably possible, but in any case within sixty (60) days of receipt thereof. ONO shall have the right (a) to propose modifications to publication or presentation for patent reasons, trade secret reasons or reasonable business reasons, (b) to request a reasonable delay in publication or presentation in order to protect patentable information, and (c) to reject Receptos’ publication with reasonable reason. If ONO requests a delay, Receptos shall delay submission or presentation for a period of up to sixty (60) days to enable patent applications protecting each Party’s right to be filed, or to resolve other reasonable business issues. If ONO requests modifications to a proposed publication or presentation, Receptos shall edit such publication or presentation to prevent disclosure of trade secret or proprietary business information prior to submission of the publication or presentation. In the event ONO does not respond within such sixty (60) day-period, Receptos shall be free to make such proposed publication or presentation. Further, should ONO make an objection to the publication or presentation, then the Parties shall discuss the advantages and disadvantages of publication or presentation. If the Parties are unable to agree on whether to publish the same, the Chief Executive Officer of Receptos and the Executive Officer in Research Headquarters of ONO shall use reasonable efforts to agree upon the contents to be submitted for the publication or presentation.

XI.    TERM AND TERMINATION

11.1        Term. Unless earlier terminated in accordance with the provisions set forth herein this Agreement shall remain in effect from the Effective Date until the earlier of the expiration of all Target Exclusivity Periods or completion of all Development Milestone Events (the “Term”), provided, however, that the Term shall expire upon expiration of Wind Down Period, if the Target Exclusivity Periods expire pursuant to Section 3.2.5.

11.2        Termination by Receptos due to material breach of ONO. Receptos may terminate this Agreement upon written notice to ONO immediately in the event of a material breach by ONO or its Affiliates of this Agreement, provided that ONO has received written notice from Receptos of such breach, specifying in reasonable detail the particulars of the alleged breach, and such breach has not been cured within sixty (60) calendar days, or such longer period as agreed to by the Parties, after the date of receipt of the relevant notice.

11.3        Termination by ONO due to material breach of Receptos. ONO may terminate this Agreement upon written notice to Receptos immediately in the event of a material breach by Receptos or its Affiliates of this Agreement, provided that Receptos has received written notice from ONO of such breach, specifying in reasonable detail the particulars of the alleged breach, and such breach has not been cured within sixty (60) calendar days, or such longer period as agreed to by the Parties, following receipt of the relevant notice.

11.4        Termination by the Other Party due to Insolvency of a Party. If voluntary or involuntary proceedings by or against a Party are instituted in bankruptcy under any insolvency law, or a receiver or custodian is appointed for such Party, or proceedings are instituted by or against such Party for corporate reorganization, dissolution, liquidation or winding-up of such Party, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or if such Party makes an assignment for the benefit of creditors, or substantially all of the assets of such Party are seized or attached and not released within sixty (60) days thereafter, the Other Party may immediately terminate this Agreement effective upon notice of such termination.

11.5        Termination due to Change in Control of Receptos. ONO may terminate the Agreement in the event of Change in Control of Receptos during the Research Term, upon sixty (60) days prior written notice, provided that such termination shall not relieve ONO of the obligation to pay Receptos any Research Milestone Payments or Development Milestone Payments which would otherwise be payable hereunder unless the Target Exclusivity Period terminates pursuant to ONO’s provision to Receptos of the Cessation Notice of Active Research.

11.6        Rights and Duties Upon Termination or Expiration. Upon the termination or expiration of this Agreement, Receptos shall have the right to retain all payments from ONO properly made pursuant to this Agreement, and ONO shall pay to Receptos all sums accrued hereunder which are then due. Except for the Confidential Information for which the Party has license rights under Article 4, each Party shall, at sole discretion of the Other Party, destroy, or return to the Other Party, all Confidential Information of the Other Party, whether written, electronic or otherwise, related to the Collaborative Research and the Research Plan, and all compounds, chemicals, reagents and the like provided by the Party hereunder, in case of termination of the Agreement by such Party under Section 11.2, 11.3, 11.4 or 11.5; provided however that one (1) copy of Confidential Information of the Other Party may be kept by such Party only for the purpose of complying with its obligations hereunder. Upon the termination or expiration of this Agreement, and without limiting the provisions of Article 10, each Party (i) shall be bound by all restrictions and exclusivity provisions hereunder that apply following such expiration or termination of the Term; (ii) shall have such continuing rights as are provided hereunder; and (iii) shall have the obligations set forth herein with respect to payments that may be required after the Term; provided, however, that in the event this Agreement is terminated for material breach, the licenses granted herein to the breaching Party shall terminate.

11.7        Survival. Such provisions of this Agreement which by their terms extend beyond the termination or expiration of this Agreement and Sections 4.1.2, 4.1.3, 4.2.1 and 4.3 and Articles 1, 7, 8, 9, 10, 11 12 and 13 shall survive the termination or expiration of this Agreement. In the event that ONO terminates this Agreement pursuant to Section 11.3, 11.4 or 11.5, Article 5 shall survive such termination.

11.8        Rights in Bankruptcy. The Parties acknowledge and agree that all rights and licenses granted under or pursuant to this Agreement by Receptos to ONO and/or by ONO to Receptos are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the United States Bankruptcy Code. The Parties agree that each Party, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the United States Bankruptcy Code (or any comparable provision of United States applicable to bankruptcies or insolvencies). The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the United States Bankruptcy Code, the Party against whom such proceedings have not been commenced (the “non-debtor Party”) shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property, including Collaboration Compound IP, and all embodiments of such intellectual property and the same, which, if not already in the non-debtor Party’s possession, shall be promptly delivered to it at such non-debtor Party’s expense (a) upon any such commencement of a bankruptcy proceeding upon the non-debtor Party’s written request therefor, unless the debtor Party continues to perform all of its obligations under this Agreement or (b) if not delivered under clause (a) above, following the rejection of this Agreement by or on behalf of the debtor Party upon written request therefor by the non-debtor Party. The Parties agree that notwithstanding the foregoing, in the event of an insolvency or bankruptcy of ONO in Japan, (i) Japanese law shall govern all applicable insolvency or bankruptcy proceedings with respect to ONO and (ii) to the maximum extent permitted by applicable law, in any bankruptcy proceeding by or against a Party under the Japanese bankruptcy law, the non-debtor Party shall retain the licenses and other rights granted to it hereunder and may continue to exercise such rights in accordance with the terms and conditions of this Agreement, irrespective of whether or not the debtor Party elects to rescind this Agreement pursuant to Article 53 of the Japanese bankruptcy law (or any comparable provision of other Japanese laws applicable to bankruptcies or insolvencies).

XII.    INDEMNIFICATION AND LIMITATION OF LIABILITY

12.1        Indemnification by ONO. In addition to any other rights Receptos may have at law or in equity, ONO shall indemnify, defend and hold harmless Receptos and its Affiliates and their respective employees, officers and directors, and their successors and assigns (each, a “Receptos Indemnified Party”), from and against any and all Damages which the Receptos Indemnified Party may incur, suffer or be required to pay to the extent resulting from or arising out of Claims by a Third Party: (i) relating to the development, manufacture, marketing, distribution, promotion or sale by ONO, its Affiliates, Research Partners, Licensees, assignees, designees or agents, or any employees, agents or representatives thereof, of a Lead Compound, Preclinical Compound and/or Product arising from the Collaborative Research or Research Plan; (ii) relating to any adverse event arising in connection with the development, manufacture, distribution or sale by ONO, its Affiliates, Research Partners, Licensees, assignees, designees or agents, or any employees, agents or representatives thereof, of any Lead Compound, Preclinical Compound and/or Product arising from the Collaborative Research or Research Plan; or (iii) arising from any material breach of any representation, warranty or covenant of ONO in this Agreement; except, in each case, to the extent such Damages arise from Claims by Third Parties arising from any gross negligence or willful misconduct of Receptos or its Affiliates that Receptos shall be liable for.

12.2        Indemnification by Receptos. In addition to any other rights ONO may have at law or in equity, Receptos shall indemnify, defend and hold harmless ONO, its Affiliates, Research Partners and Licensees, and their respective employees, officers and directors, and their successors and assigns thereof (each, an “ONO Indemnified Party”), from and against any and all Damages which the ONO Indemnified Party may incur, suffer or be required to pay to the extent resulting from or arising out of Claims by a Third Party arising from any material breach of any representation, warranty or covenant of Receptos in this Agreement; except, in each case, to the extent of indemnification obligations of ONO under Section 12.1.

12.3        Conditions of Indemnification of Third-Party Claims. The obligations and liabilities of an indemnifying Party under Section 12.1 or 12.2 hereof with respect to Damages resulting from Claims by Third Parties shall be subject to the following terms and conditions:

12.3.1     Procedures. Promptly after the delivery of a notice seeking indemnification in respect of a Claim and subject to Section 12.4, the indemnifying Party may elect, by written notice to the indemnified party, to undertake the defense thereof, at the sole cost and expense of the indemnifying Party. If the indemnifying Party chooses to defend any Claim, the indemnified party (either ONO Indemnified Party or Receptos Indemnified Party as the case may be) shall cooperate with all reasonable requests of the indemnifying Party and shall make available to the indemnifying Party any witnesses, books, records or other documents within its control that are necessary or appropriate for such defense.

12.3.2     Control of Defense by Indemnified Party. In the event that the indemnifying Party, within a reasonable time after receipt of a notice seeking indemnification, does not so elect pursuant to Section 12.3.1 to defend such Claim, the indemnified party (either ONO Indemnified Party or Receptos Indemnified Party as the case may be) shall have the right (upon further notice to the indemnifying Party) to undertake the defense, compromise or settlement of such Claim for account of the indemnifying Party, subject to the right of the indemnifying Party to assume the defense of such Claim pursuant to the terms of Section 12.3.1 at any time prior to settlement, compromise or final determination thereof, provided, that the indemnifying Party reimburses in full all costs, including but not limited to reasonable attorney’s fees and expenses, incurred by the indemnified party (either ONO Indemnified Party or Receptos Indemnified Party as the case may be) in connection with such defense prior to such assumption.

12.3.3     Participation of Indemnified Party in Defense. Notwithstanding anything in this Article to the contrary, if the indemnifying Party assumes the defense of any Claim, any indemnified party (either ONO Indemnified Party or Receptos Indemnified Party as the case may be) shall be entitled to participate in the defense, compromise or settlement of such Claim with counsel of its own choice at its own expense, provided, however, if the representation of the Parties by the indemnifying Party’s counsel would present a conflict of interest between the Parties, then such indemnified party (either ONO Indemnified Party or Receptos Indemnified Party as the case may be) shall be entitled to participate in the defense, compromise or settlement of such Claim with counsel of its own choice at the expense of the indemnifying Party.

12.4        Settlements. No person who has undertaken to defend a Claim under Section 12.3.1 or 12.3.2 shall, without written consent of all indemnified parties (either ONO Indemnified Parties or Receptos Indemnified Parties as the case may be), settle or compromise any Claim or consent to entry of any judgment, provided, however, that such consent shall not be required if such settlement, compromise or judgment (i) includes as an unconditional term thereof the release by the claimant or the plaintiff of all indemnified parties from all liability arising from events which allegedly gave rise to such Claim and (ii) contains no restriction, limitation or prohibition of any kind on the manner in which any indemnified party (either ONO Indemnified Party or Receptos Indemnified Party as the case may be) conducts its business. Any payment made by an indemnified party (either ONO Indemnified Party or Receptos Indemnified Party as the case may be) to settle a Claim against it without obtaining consent of the indemnifying Party shall be at its own cost and expense. Notwithstanding the foregoing, the indemnifying Party shall be liable under this Section for any settlement effected without its consent if the indemnifying Party has refused to acknowledge liability for indemnification hereunder and/or declines to defend the indemnified party (either ONO Indemnified Party or Receptos Indemnified Party as the case may be) in any such Claim, action or proceeding and it is determined that the indemnifying Party was liable to the indemnified party (either ONO Indemnified Party or Receptos Indemnified Party as the case may be) for indemnification related to such settlement.

12.5        Disclaimer of Consequential Damages. IN NO EVENT SHALL EITHER RECEPTOS OR ONO BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL, OR PUNITIVE DAMAGES ARISING UNDER OR AS A RESULT OF THIS AGREEMENT (OR THE TERMINATION HEREOF) INCLUDING THE LOSS OF PROSPECTIVE PROFITS OR ANTICIPATED SALES, OR ON ACCOUNT OF EXPENSES, INVESTMENTS, OR COMMITMENTS IN CONNECTION WITH THE BUSINESS OR GOODWILL OF ONO OR RECEPTOS OR OTHERWISE, EXCEPT TO THE EXTENT ANY SUCH DAMAGES (I) ARE PAID TO A THIRD PARTY AS PART OF AN INDEMNIFIED THIRD PARTY CLAIM UNDER AND IN ACCORDANCE WITH ARTICLE XII OR (II) RESULT FROM A BREACH OF ANY CONFIDENTIALITY, NON-USE OR NONDISCLOSURE OBLIGATIONS UNDER ARTICLE X.

XIII.    MISCELLANEOUS

13.1        Governing Law. This Agreement shall be deemed to have been made in the State of New York and its form, execution, validity, construction and effect shall be determined in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law thereof, except that all matters related to the scope, validity, and inventorship of patents, shall be determined in accordance with the laws of the United States. The application of the United Nations Convention for Contracts for the International Sales of Goods is hereby expressly excluded.

13.2        Assignment and Binding Effect.

13.2.1     Permitted Assignment. This Agreement may not be assigned by either Party without the prior written consent of the Other Party (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that, subject to Section 11.5 of this Agreement, either Party may assign this Agreement to its Affiliate or to a Third Party without such prior written consent as part of a merger, consolidation, sale, or transfer of all or substantially all its assets associated with that portion of its business related to the subject matter of this Agreement, but only if the assignee has or simultaneously acquires all of the necessary rights and other assets to perform such Party’s obligations under this Agreement.

13.2.2     Conditions of Assignment. No assignment by a Party under this Section 13.2 shall be effective unless the intended assignee executes and delivers to the Other Party a writing whereby the assignee expressly undertakes to perform and comply with all of its assignor’s obligations hereunder. Notwithstanding such undertaking, such assignor shall continue to be primarily liable for such assignee’s performance hereof and compliance herewith.

13.2.3     No Effect. Any assignment in violation of this Section 13.2 shall be void and of no effect.

13.2.4     Binding Effect. This Agreement, and the rights and duties of the Parties herein contained, shall be binding upon, and shall inure to the benefit of, the Parties and their respective legal representatives, successors and permitted assigns.

13.3        Independent Contractor Status. The relationship of the Parties hereto is that of independent contractors. Nothing in this Agreement shall be construed to constitute, create, give effect or otherwise imply a joint venture, agency, partnership or other formal business organization or any employer/employee relationship of any kind between the Parties.

13.4        Compliance with Laws. In performing the obligations and exercising the rights under this Agreement, the Parties shall fully comply in all material respects with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the performance of the obligations and exercise of rights under this Agreement.

13.5        Non-Solicitation of Employees. During the Term and for a period of one (1) year from the termination or expiration of this Agreement (the “Disqualifying Period”), each Party agrees that it shall not, directly or indirectly, for itself or any other party, urge, induce, or in any manner whatsoever solicit any employee of the Other Party without the prior written consent of the Other Party. This provision shall not be construed to prohibit the advertisement of employment opportunities or job openings so long as such advertisements are not customized for, directed at or targeted at specific employees of the Other Party.

13.6        Notices. All notices, requests and other communications required or permitted to be given hereunder or with respect hereto shall be in writing, and may be given by (i) personal service, (ii) registered international mail, postage prepaid, return receipt requested, or (iii) internationally recognized courier service, charges prepaid, and in each case addressed to the Other Party at the address for such Party as set forth below, and shall be effective upon receipt in the case of clauses (i) or (iii) above, and five (5) days after mailing in the case of clause (ii) above.

If to ONO:	Ono Pharmaceutical Co., Ltd.
3-1-1 Sakurai Shimamoto-Cho, Mishima-Gun
Osaka 618-8585, JAPAN
Attention: Director, Discovery Research Alliance Headquarters
Facsimile: +81 (75) 961-1171

With a copy (which shall not constitute notice) to:	Ono Pharmaceutical Co., Ltd.
8-2 Kyutaromachi 1-Chome, Chuo-Ku
Osaka 541-8564, JAPAN
Attention: Director, Business Development and Licensing
Facsimile: +81 (6) 6263-2958

If to Receptos:	Receptos, Inc.
10835 Road to the Cure, Suite 205
San Diego, CA 92121
Attention: Chief Executive Officer

With a copy (which shall not constitute notice) to:	Pillsbury Winthrop Shaw Pittman LLP
12255 El Camino Real
San Diego, CA 92130
Attention: Richard Blaylock

The address of either Party set forth above may be changed from time to time by written notice in the manner prescribed herein from the Party requesting the change.

13.7        Waivers. The waiver by either Party of a default or a breach of any provision of this Agreement by the Other Party shall not operate or be construed to operate as a waiver of any subsequent default or breach. The continued performance by either Party with knowledge of the existence of a default or breach shall not operate or be construed to operate as a waiver of any default or breach. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time, and shall be signed by such Party.

13.8        Entire Agreement. This Agreement (including the Exhibits hereto) constitutes the entire agreement between the Parties with respect to the subject matter hereof, superseding the Confidentiality Agreement and all other prior agreements and negotiations, and may be modified only by written agreement executed by both Parties.

13.9        Severability. If any provision in this Agreement is deemed to be, or becomes, invalid, illegal, void or unenforceable under applicable laws, then: (i) it shall be deleted and the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired or affected in any way, and (ii) the Parties shall use commercially reasonable efforts to substitute for the invalid, illegal or unenforceable provision a valid, legal and enforceable provision which conforms as nearly as possible with the original intent of the Parties.

13.10      Performance Warranty. Each Party hereby warrants and guarantees that it shall be responsible for the exercise of rights and the performance of obligations in the Agreement by its Affiliates, Research Partners and Licensees.

13.11      Dispute Resolution.

13.11.1  Informal Dispute Resolution. During Term, if any dispute, controversy or claim arises relating to this Agreement or any allegation of breach thereof, a Party shall provide notice thereof to the Other Party and the Parties shall attempt in good faith to resolve the matter through negotiations between their respective Senior Executives for a period of sixty (60) days following such notice; provided that in the event that the matter is not resolved during such sixty-day period, either Party may submit such matter to arbitration pursuant to Section 13.11.2.

13.11.2  Arbitration. Subject to Section 13.11.1, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules before a panel of three (3) arbitrators, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. All such arbitrations shall (i) be conducted in the English language in San Diego, California, (ii) provide each Party with the opportunity for discovery from the Other Party of information (including answers to interrogatories, production of documents and depositions) reasonably calculated to lead to evidence relevant to subject matter of the dispute, (iii) provide for an award to the prevailing party in the arbitration of its costs and reasonable attorneys fees.

13.12      Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed to be an original but all of which taken together shall be deemed a single instrument. A facsimile transmission or electronic file such as pdf file of the signed Agreement shall be legal and binding on both Parties.

13.13      Force Majeure. Neither Party to this Agreement shall be liable for failure or delay in the performance of any of its obligations hereunder (other than the failure to pay monies owed), if such failure or delay is due to causes beyond its reasonable control, including, but not limited to, acts of God, earthquakes, fires, strikes, acts of war, or intervention of any governmental authority, but any such delay or failure shall be remedied by such Party as soon as practicable after the removal of the cause of such failure or delay. Upon the occurrence of an event of force majeure, the Party failing or delaying performance shall promptly notify the Other Party in writing, setting forth the nature of the occurrence, its expected duration and how such Party’s performance is affected.

13.14      Interest on Late Payments. If any Party fails to pay in full on or before the date due any amount that is required to be paid to the Other Party under this Agreement, such outstanding amounts shall accrue interest (from the date such amounts were due) at an annual rate equal to the lowest prime rate as published by The Wall Street Journal (or, if The Wall Street Journal is not then published, such other financial periodical of general circulation in the United States) on or nearest to such due date plus two percent (2%).

13.15      Amendment. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by both Parties that specifically refers to this Agreement.

13.16      Headings and References. All section headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

13.17      Language. The Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall not be binding on the Parties hereto. All communications and notices to be made or given pursuant to the Agreement shall be in the English language.

13.18      No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

RECEPTOS, INC.		ONO PHARMACEUTICAL CO., LTD.

By:	/s/ Faheem Hasnain	By:	/s/ Gyo Sagara

Print: Faheem Hasnain		Print: Gyo Sagara

Title: President and Chief Executive Officer		Title: President, Representative Director and Chief Executive Officer

*** Confidential material redacted and filed separately with the Commission.

EXHIBIT A

Lead Compound

[*** - one page]

Exhibit A - i -

*** Confidential material redacted and filed separately with the Commission.

EXHIBIT B

Research Plan and Research Funding

[*** - seven pages]

Exhibit B - i -